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Exhibit 10.2

EXECUTION COPY

ESCROW AGREEMENT

by and among

LA QUINTA PROPERTIES, INC.

and

LEHMAN BROTHERS INC.,
BANC OF AMERICA SECURITIES LLC,
WELLS FARGO SECURITIES, LLC,
MORGAN STANLEY & CO. INCORPORATED,
CIBC WORLD MARKETS CORP.,
and
CALYON SECURITIES (USA) INC.,
as Initial Purchasers

and

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

and

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Escrow Agent

Dated as of August 19, 2004

ESCROW AGREEMENT

        THIS ESCROW AGREEMENT (this "Agreement"), dated as of August 19, 2004, is made by and among LA QUINTA PROPERTIES, INC., a Delaware corporation (the "Company"), LEHMAN BROTHERS INC., BANC OF AMERICA SECURITIES LLC, WELLS FARGO SECURITIES, LLC, MORGAN STANLEY & CO. INCORPORATED, CIBC WORLD MARKETS CORP. and CALYON SECURITIES (USA) INC. (collectively, the "Initial Purchasers"), U.S. BANK TRUST NATIONAL ASSOCIATION, as trustee under the Indenture referred to below ("Trustee"), and U.S. BANK TRUST NATIONAL ASSOCIATION, as escrow agent and as securities intermediary ("Escrow Agent").

RECITALS

        A.    The Notes.    Pursuant to that certain indenture (the "Indenture"), dated as of August 19, 2004, by and among the Company, La Quinta Corporation (the "Guarantor") and the Trustee, the Company has on the date hereof and concurrently with the execution of this Agreement issued $200,000,000 in aggregate principal amount of its 7% Senior Notes due 2012 (the "Notes") guaranteed (the "Guarantee") solely by the Guarantor (the "Offering"). Simultaneously with the issuance of the Notes (the "Deposit Time"), the Company shall deliver, or cause the Initial Purchasers to deliver, to the Escrow Agent (a) $196,250,000 representing the net proceeds of the Offering (as such amount may subsequently increase or decrease as a result of investment or reinvestment thereof, the "Company Initial Amount") and (b) an additional amount of $2,411,111.18, which equals the estimated interest at 7% payable on the Notes through October 20, 2004 (as such amounts may subsequently increase or decrease as a result of investment or reinvestment thereof, the "Additional Amount" and together with the Company Initial Amount, the "Company Deposit") and the Initial Purchasers shall deliver to the Escrow Agent $3,750,000, which represents the Initial Purchasers' discounts and commissions in connection with the Offering (as such amount may subsequently increase or decrease as a result of investment or reinvestment thereof, the "Initial Purchasers Deposit" and together with the Company Deposit, the "Escrowed Funds"). The Company Deposit and the Initial Purchasers Deposit shall be deposited each into a segregated cash collateral trust account with the Escrow Agent at its office at 100 Wall Street, New York, New York, Account No. 786667001 (the "Proceeds Account"), in the name of U.S. Bank Trust National Association, as Trustee for the ratable benefit of the Holders of the Notes. The Proceeds Account and the Escrowed Funds shall be under the control of the Trustee. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

        B.    Pending Asset Acquisition.    Upon being released from the Proceeds Account pursuant to Section 3.1 hereof: (i) the Initial Purchasers Deposit will be disbursed to the Initial Purchasers, and (ii) the Company Deposit will be disbursed to the Company. The net proceeds from the offering of the Notes will be used, together with cash on hand, to fund the purchase price of the acquisition (the "Asset Acquisition") of substantially all of the assets of the limited service lodging division of The Marcus Corporation (the "Acquired Assets") pursuant to the Asset Purchase Agreement, dated July 14, 2004, between the Guarantor and certain subsidiaries of The Marcus Corporation (the "Asset Acquisition Agreement"), including up-front capital expenditures and one-time transaction and integration costs related to the Asset Acquisition and for general corporate purposes. If the Asset Acquisition is terminated or otherwise does not close prior to certain dates as specified in this Agreement, then the Notes must be redeemed at a redemption price equal to 100% of the offering price plus accrued interest to the redemption date.

        C.    Purpose.    The parties hereto desire to set forth their agreement with regard to (1) the administration of the Proceeds Account, (2) the creation and perfection of a security interest in favor of the Trustee for the benefit of the Holders of the Notes in the Collateral (as defined herein), and (3) the conditions upon which Escrowed Funds will be released from the Proceeds Account.

AGREEMENT

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Security Interest.

        1.1   Pledge and Assignment.

          (a)   At the Deposit Time, the Company Deposit and the Initial Purchasers Deposit will be deposited into the Proceeds Account.

          (b)   Each of the Company and the Initial Purchasers hereby irrevocably pledges, assigns and sets over to the Trustee, and grants to the Trustee, for the ratable benefit of the Holders of the Notes, a first priority continuing security interest in all of the Company's or such Initial Purchaser's right, title and interest in and to all of the following (whether consisting of cash, investment securities, book-entry securities or other securities, security entitlements, financial assets or other investment property, accounts, general intangibles, instruments or documents, securities accounts, deposit accounts or other bank, trust or cash collateral accounts, or other property, assets or rights), whether now owned or existing or hereafter acquired or created (collectively, the "Collateral"):

              (i)  this Agreement and the Proceeds Account;

             (ii)  all funds, depository receipts, investment securities, book-entry securities or other securities, security entitlements, financial assets or other investment property from time to time held or deposited in, or credited to, the Proceeds Account, including, without limitation, the Escrowed Funds and all certificates and instruments, if any, from time to time, representing or evidencing the Proceeds Account or the Escrowed Funds;

            (iii)  all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Collateral; and

            (iv)  to the extent not otherwise included, all Proceeds (as such term is defined in the UCC (as defined below)) in respect of the foregoing.

          (c)   Except as expressly permitted by this Agreement, neither the Company nor any Initial Purchaser shall have the right to remove or withdraw from the Proceeds Account or the Escrowed Funds any financial asset, cash or other property now or hereafter credited to the Proceeds Account or the Escrowed Funds without the prior written consent of the Trustee. If at any time the Escrow Agent shall receive any entitlement order from the Trustee (including, without limitation, any order directing the sale, transfer or redemption of any financial asset, or cash or other item credited, directly or indirectly, to, the Proceeds Account), the Escrow Agent shall comply with such entitlement order, without further consent of the Company, any Initial Purchaser or any other Person. Notwithstanding anything to the contrary contained herein, if at any time the Escrow Agent shall receive conflicting entitlement orders from the Trustee, the Company or the Initial Purchasers, the Escrow Agent shall follow the entitlement orders and instructions of the Trustee.

          (d)   The Trustee hereby appoints the Escrow Agent to act as the Trustee's agent, on behalf of the Holders of the Notes, for purposes of perfecting the foregoing pledge, assignment and security interest in the Collateral, and the Escrow Agent hereby accepts such appointment. For so long as the foregoing pledge, assignment and security interest remains in effect, the Escrow Agent hereby waives any right of setoff, banker's lien, deduction, counterclaim, defense, recoupment or similar lien that it, in its individual capacity, may have with respect to any or all of the Collateral.

        1.2    Secured Obligations.    This Agreement secures the due and punctual payment and performance of all obligations and indebtedness of the Company, whether now or hereafter existing, owing to the Holders of the Notes prior to the earlier of the closing of the Asset Acquisition or the Special Mandatory Redemption Event (as defined in Section 3.3 hereof) including, without limitation, interest accrued thereon after the commencement of a bankruptcy, reorganization or similar proceeding involving the Company to the extent permitted by applicable law, whether or not an allowed claim (collectively, the "Secured Obligations").

        1.3    Delivery of Collateral.    All certificates or instruments, if any, representing or evidencing the Collateral shall be held by or on behalf of the Trustee pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignments in blank, all in form and substance reasonably satisfactory to the Trustee, all in form and substance sufficient to convey a valid security interest in such Collateral to the Trustee or shall be credited to the Proceeds Account, which shall be a securities account maintained in accordance with Section 1.3(b) hereof. The Company and the Initial Purchasers shall, upon the pledge of any Collateral hereunder, cause all such Collateral, including all other accounts representing a security entitlement to or containing any Collateral to be registered in the name of the Trustee, for the ratable benefit of the Holders of the Notes, or such of its nominees as the Trustee shall direct and the Company and the Initial Purchasers shall approve (which approval shall not be unreasonably withheld), and to be under the control of the Trustee, for the ratable benefit of the Holders of the Notes, which control shall be agreed to and acknowledged (in a writing addressed to the Trustee) by any securities intermediary, including the Escrow Agent, holding any such account in an acknowledgment in form and substance reasonably satisfactory to the Trustee. In addition, the Trustee shall have the right at any time to exchange certificates or instruments representing or evidencing the Collateral for certificates or instruments of smaller or larger denominations.

          (a)   The Escrow Agent shall establish and maintain the Proceeds Account on its books as an account segregated from all other custodial or collateral accounts at its office at U.S. Bank Trust National Association, 100 Wall Street, New York, New York.

          (b)   The Proceeds Account is and shall be maintained as a "securities account" within the meaning of Article 8 of the UCC, and the Escrow Agent, as securities intermediary, shall treat all property (whether investment property, financial asset, security, instrument, cash or otherwise) credited to the Proceeds Account as a "financial asset" within the meaning of Section 8-102(a)(9) of the UCC, as in effect on the date hereof and as "financial assets" under Section 8-501(a) of the UCC, as in effect on the date hereof. Subject to the other terms and conditions of this Agreement, all funds or other property accepted by the Escrow Agent pursuant to this Agreement shall be held in the Proceeds Account for the benefit of the Trustee and for the ratable benefit of the Holders of the Notes. All proceeds of the Company Deposit and the Initial Purchasers Deposit shall remain on deposit in the Proceeds Account, until released in accordance with this Agreement.

          (c)   All Collateral shall be retained in the Proceeds Account pending disbursement pursuant to the terms hereof. All proceeds of, interest earned on, and other dividends, distributions or amounts paid with respect to, any Collateral shall be credited to and retained in the Proceeds Account, and the Escrow Agent shall invest and reinvest the same in accordance with Section 2.1 hereof. In all events, any monies or property so invested or reinvested and any securities, investment property and financial assets acquired thereby shall be (i) held as Collateral in the Proceeds Account, (ii) subject in all respects to the security interest created hereby and shall be and remain under the control of the Escrow Agent, and (iii) otherwise subject to the terms hereof.

        1.4    Further Assurances.    Prior to, contemporaneously herewith, and at any time and from time to time hereafter, the Company and the Initial Purchasers shall, at the Company's sole expense, execute and deliver to the Trustee such other instruments and documents, and take all further action as the

Trustee deems necessary or as the Trustee may reasonably request to confirm, perfect or maintain the perfection and priority of the security interest of the Trustee granted or purported to be granted hereby or to enable the Trustee to exercise and enforce its rights and remedies hereunder with respect to any Collateral, and the Company and the Initial Purchasers shall take all necessary action to preserve and protect the security interest created hereby as a first priority, perfected Lien and encumbrance upon the Collateral.

        1.5    Maintaining the Proceeds Account.    So long as this Agreement is in full force and effect:

          (a)   The Company and the Initial Purchasers shall establish and maintain the Proceeds Account with the Escrow Agent in accordance with this Agreement, and the Proceeds Account shall at all times remain under the exclusive dominion and control of the Trustee;

          (b)   It shall be a term and condition of the Proceeds Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Proceeds Account, that either (i) the Initial Purchasers Deposit shall only be used for the payment to be made to the Initial Purchasers and the Company Deposit shall be used for the payment of a portion of the purchase price of the Asset Acquisition, including up-front capital expenditures and one-time transaction and integration costs related to the Asset Acquisition and for general corporate purposes or (ii) the Escrowed Funds shall be used for the redemption of the Notes, in each case pursuant to the applicable provisions of Article 3 below;

          (c)   The Escrow Agent shall maintain the Proceeds Account and all securities entitlements and other positions carried in the Proceeds Account solely in its capacity as Escrow Agent and shall not assert any claim to or interest in the Proceeds Account or any such securities entitlement or other positions except in such capacity; and

          (d)   The Escrow Agent shall maintain a separate record of all securities, instruments, checks and other remittance items received in the Proceeds Account.

        1.6    Transfer and Other Liens.    The Company and each of the Initial Purchasers agrees that it shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for the security interest granted to the Trustee pursuant to this Agreement and non-consensual liens arising by operation of law. The Trustee agrees that it shall not cause or permit the Proceeds Account or any other security entitlements or other positions carried in the Proceeds Account to become subject to any Lien created or arising through the Trustee, except for the security interest granted to the Trustee pursuant to this Agreement and non-consensual liens arising by operation of law. The Company shall pay the fees and expenses of the Escrow Agent as provided in Section 5.3 below, and the Escrow Agent shall have no right to lien, or attach the funds held in, the Proceeds Account for any fees, expenses, costs or other amounts that may be due to the Escrow Agent.

        1.7    Attorneys-in-Fact.    The Company and each Initial Purchaser hereby irrevocably appoint each of the Trustee and the Escrow Agent as their attorney-in-fact, coupled with an interest, with full authority in the place and stead of the Company and such Initial Purchaser and in the name of the Company and such Initial Purchaser or otherwise, from time to time in the Trustee's or the Escrow Agent's reasonable discretion but without any obligation to take any action and to execute any instrument which is necessary or advisable or which the Trustee or the Escrow Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Company or the Initial Purchasers representing any interest payment, dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same, and the expenses (including, without limitation, reasonable legal fees and expenses) of the Trustee and the Escrow Agent incurred in connection therewith shall be payable by the Company and the Initial Purchasers and shall be deemed Secured Obligations hereunder.

        1.8    Trustee May Perform.    Without limiting the authority granted under Section 1.7 hereof and except with respect to the failure of the Company and the Initial Purchasers to deliver investment instructions, which shall be governed by Section 2.1 hereof, if the Company and the Initial Purchasers fail to perform any agreement contained herein, the Trustee or the Escrow Agent may, but shall not be obligated to, itself perform, or cause performance of, such agreement, and the expenses of the Trustee or the Escrow Agent incurred in connection therewith shall be payable by the Company and shall be deemed Secured Obligations hereunder.

2.
Investment and Liquidation of Escrowed Funds. Escrowed Funds shall be invested and reinvested by the Escrow Agent on the following terms and conditions:

        2.1    Required Investments.

          (a)   As soon as practicable upon deposit of the Escrowed Funds, the Escrow Agent shall invest in accordance with the instructions of the Company and the Initial Purchasers pursuant to Section 2.1(b) all amounts on deposit in the Proceeds Account in readily accessible, unrestricted money market funds that are solely invested in Government Securities; provided, however, beginning 11 months after the date hereof, the Company Deposit may only be invested in cash, cash items, or government securities as described in section 856(c)(4)(A) of the Internal Revenue Code of 1986, as amended.

          (b)   The Company Deposit and the Initial Purchasers Deposit held by the Escrow Agent in the Proceeds Account, shall, at the written direction of the Company and the Initial Purchasers, be invested and reinvested by the Escrow Agent prior to the occurrence of a Special Mandatory Redemption Event (as defined below) or an Event of Default under the Indenture; provided, however, that the Company's and the Initial Purchasers' directions shall be limited to investments or reinvestments in readily accessible, unrestricted money market funds that are solely invested in Government Securities; provided, further, however, beginning 11 months after the date hereof, the Company Deposit may only be invested in cash, cash items, or government securities as described in section 856(c)(4)(A) of the Internal Revenue Code of 1986, as amended. The Escrow Agent hereby agrees that any investments made in accordance with this Article 2 shall be permitted under this Agreement provided that the Trustee shall at all times have control (as such term is defined in Section 8-106 of the UCC) over such investments.

        2.2    Interest.    All interest and other amounts earned on the Escrowed Funds shall be reinvested in accordance with the terms hereof and will be subject to the security interest granted hereunder to the Trustee.

        2.3    Limitation of Trustee's and Escrow Agent's Liability.    In no event shall the Trustee or the Escrow Agent have any liability to the Company or any Initial Purchaser or any other Person for (a) investing the funds from time to time in the Proceeds Account in accordance with the provisions of this Article 2 or in compliance with the written direction of the Company and the Initial Purchasers, regardless of whether greater income or a higher yield could have been obtained had the Escrow Agent invested such funds in other money market funds, except for liability arising out of the gross negligence, willful misconduct or bad faith of the Trustee or the Escrow Agent or (b) not complying with any direction of the Company and the Initial Purchasers with respect to the investment or reinvestment of funds in the Proceeds Account to the extent that any such direction is inconsistent with this Article 2. Notwithstanding anything herein to the contrary, neither the Trustee nor the Escrow Agent shall have any responsibility whatsoever for determining whether an investment satisfies the limitations set forth in Article 2 hereof, including that the security is one described in section 856(c)(4)(A) of the Internal Revenue Code of 1986, as amended.

3.
Disposition of Collateral Upon Certain Events.

        3.1    Release of Escrowed Funds for the Asset Acquisition.    Subject to Section 3.2 below, at the sole expense of the Company, and concurrently with, and conditioned upon, the Escrow Agent's and the Trustee's receipt on or before October 18, 2004 of a certificate from the chief executive officer or chief financial officer of the Company, acknowledged by Lehman Brothers Inc. ("Lehman Brothers") on behalf of the Initial Purchasers, substantially in the form of Exhibit A hereto (the "Release Certificate"), (a) the Escrow Agent shall transfer the Company Deposit on deposit in the Proceeds Account to the Company and the Initial Purchasers Deposit on deposit in the Proceeds Account to Lehman Brothers on behalf of the Initial Purchasers, in each case, in immediately available funds in accordance with the transfer instructions contained in such Release Certificate; (b) the Trustee and the Escrow Agent shall deliver to the Company and the Initial Purchasers a release of security interest with respect to the Collateral as of the closing of the Asset Acquisition (the "Asset Acquisition Date"), substantially in the form of Exhibit C hereto, duly executed by the Trustee and the Escrow Agent, and the Trustee and the Escrow Agent shall take all further actions, if any, that are reasonably requested and deemed necessary by the Company and the Initial Purchasers to terminate the Trustee's security interest in the Collateral as of the Asset Acquisition Date and, on the Asset Acquisition Date, all funds transferred by the Escrow Agent to the Company and to Lehman Brothers on behalf of the Initial Purchasers in accordance with the provisions of this Section 3.1 shall automatically be deemed to be free and clear of the Trustee's security interest provided herein; and (c) the Escrow Agent shall release to the Company and to Lehman Brothers, on behalf of the Initial Purchasers, all funds remaining in the Proceeds Account, if any, after complying with the transfer instructions in the Release Certificate which excess funds shall be allocated among the Company and the Initial Purchasers in proportion to the amounts of the Company Deposit and the Initial Purchasers Deposit. Notwithstanding the above, the delivery of the Release Certificate shall be deemed to occur concurrently with the release of Escrowed Funds in accordance with this Section 3.1 and the consummation of the Asset Acquisition. The Company covenants and agrees not to deliver a Release Certificate unless the conditions set forth in Section 3.2 below have been satisfied. The Escrow Agent and the Trustee may conclusively rely on the Release Certificate.

        3.2    Conditions to Release.    The Escrowed Funds on deposit in the Proceeds Account shall be released in accordance with Section 3.1 concurrently with the consummation of the Asset Acquisition on or before October 18, 2004, if all of the following conditions have been met:

          (a)   all conditions precedent under the Asset Acquisition Agreement to the Asset Acquisition have been satisfied or waived by the parties thereto, except for any condition that by its terms can only be satisfied at the closing of the Asset Acquisition, as conclusively evidenced by the Release Certificate; provided, that, the Company agrees not to deliver to the Escrow Agent the Release Certificate if the Guarantor or the Company shall have waived any provision of Section 8.1 of the Asset Acquisition Agreement with respect to the representations set forth in Sections 4.3 or 4.9(a)(iii) of the Asset Acquisition Agreement without first having obtained the written consent of Lehman Brothers, which consent shall not be unreasonably withheld or delayed, nor shall Lehman Brothers condition such consent, directly or indirectly, on the payment of any fee or expense or the forfeiture or waiver by the Guarantor or the Company of any of their respective rights under the Operative Documents (as defined in the Purchase Agreement, dated August 5, 2004, among the Company, the Guarantor and the Initial Purchasers, as amended on August 18, 2004 (the "Purchase Agreement"));

          (b)   the Company has sufficient funds available, including the Company Deposit held in the Proceeds Account, cash on hand and amounts available under the Company's credit facility, to pay all amounts payable under the terms of the Asset Acquisition Agreement;

          (c)   there are no Liens on the Acquired Assets other than Permitted Liens;

          (d)   no Event of Default has occurred and is continuing under the Indenture; and

          (e)   the Company has delivered the Release Certificate to the Trustee and the Escrow Agent.

        3.3    Special Mandatory Redemption.    If (i) the Asset Acquisition Agreement is terminated in accordance with its terms or (ii) the Asset Acquisition is otherwise not closed on or before October 18, 2004 (each, a "Special Mandatory Redemption Event"), then the Company shall notify the Escrow Agent and the Trustee (with a copy to Lehman Brothers on behalf of the Initial Purchasers) of such Special Mandatory Redemption Event, in a certificate from the chief executive officer or chief financial officer of the Company substantially in the form of Exhibit B hereto (the "Special Mandatory Redemption Release Certificate"), and the Escrow Agent, without any further instruction by the Company or the Initial Purchasers, shall release the Escrowed Funds to the (A) Paying Agent, as agent for the Company solely to redeem the Notes on the second Business Day following the date of termination in accordance with clause (i) above or the date specified in clause (ii) above, as applicable, at a redemption price equal to 100% of the offering price of the Notes plus accrued and unpaid interest to the redemption date (the "Redemption Payment") and (B) to the extent that the Escrowed Funds exceed the Redemption Payment, such excess funds shall be allocated to the Company and the Initial Purchasers in proportion to the amounts of the Company Deposit and the Initial Purchasers Deposit; provided, however, that if the Redemption Date (as defined below) occurs prior to October 20, 2004, the Escrow Agent shall distribute to the Company an amount of such excess funds equal to the amount of pre-funded interest equal to the product of $38,888.89 and the number of days during the period beginning on the day after the Redemption Date and ending on October 20, 2004 prior to allocating the excess funds amount to the Company and the Initial Purchasers. The Company shall mail or cause to be mailed on the Business Day following the first Special Mandatory Redemption Event, by first class mail, a notice of redemption to each holder of Notes at such holder's registered address appearing in the Security Register which notice shall state:

          (a)   the redemption date and the Redemption Payment; provided, that the redemption date shall be the second Business Day following the first Special Mandatory Redemption Event (the "Redemption Date");

          (b)   the name and address of the Paying Agent;

          (c)   that the Notes must be surrendered to the Paying Agent to collect the redemption price;

          (d)   that, unless the Company defaults in making such Redemption Payment, interest on the Notes ceases to accrue on and after the Redemption Date; and

          (e)   that no representation is made as to the correctness of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

        3.4    Release of Proceeds.    The Escrow Agent shall: (x) promptly liquidate all of the Collateral in the Proceeds Account to obtain cash proceeds by no later than 12:00 noon (New York time) one Business Day after the occurrence of the Special Mandatory Redemption Event; and (y) on the Redemption Date transfer such cash proceeds to the Paying Agent to be used to redeem the Notes and, after the Redemption Payment has been paid in full, any excess proceeds shall be allocated among the Company and the Initial Purchasers in proportion to the amounts of the Company Deposit and the Initial Purchasers Deposit immediately prior to the Redemption Date; provided, however, that if the Redemption Date occurs prior to October 20, 2004, the Escrow Agent shall distribute to the Company an amount of such excess funds equal to the amount of pre-funded interest equal to the product of $38,888.89 and the number of days during the period beginning on the day after the Redemption Date and ending on October 20, 2004 prior to allocating the excess funds amount to the Company and the Initial Purchasers. The Company shall, as promptly as practicable, notify the Initial Purchasers and the Trustee and the Escrow Agent in writing if the Asset Acquisition Agreement is terminated.

        3.5    Payment of Redemption Payment.    The Redemption Payment will be considered paid on the date due if the Paying Agent (if the Paying Agent is not the Company, the Guarantor or a Subsidiary thereof) holds as of 11:00 a.m. Eastern Time on the Redemption Date money in immediately available funds and sufficient to pay the Redemption Payment. If the Redemption Date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

        3.6    Remedies Upon Default.    If an Event of Default shall have occurred and be continuing under the Indenture:

          (a)   The Trustee may, but shall not be obligated to, without notice to the Company except as required by law and at any time or from time to time, direct the Escrow Agent to liquidate any Government Securities and transfer all funds in the Proceeds Account to the Paying Agent to apply such funds in accordance with Section 6.10 of the Indenture, and subject to the terms of this Agreement, for the benefit of the Holders of the Notes.

          (b)   The Escrow Agent and/or the Trustee may also exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC in effect at that time in the State of New York (the "UCC") (whether or not the UCC applies to the affected Collateral), and may also, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sales, at any of the Trustee's or the Escrow Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Trustee may deem commercially reasonable. The Company and the Initial Purchasers agree that, to the extent notice of sale shall be required by applicable law, at least ten days' notice to the Company and the Initial Purchasers of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee and the Escrow Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Trustee or the Escrow Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (c)   Any cash held by the Escrow Agent as Collateral and all net cash proceeds received by the Trustee or the Escrow Agent in respect of any sale or liquidation of, collection from, or other realization upon, all or any part of the Collateral may, in the sole discretion of the Trustee, be held by the Trustee or the Escrow Agent as collateral for, and/or then or at any time thereafter be applied (after payment of any costs and expenses incurred in connection with any sale, liquidation or disposition of or realization upon the Collateral, including reasonable attorney's fees and expenses, and the payment of any amounts payable to the Trustee or the Escrow Agent) in whole or in part by the Trustee or the Escrow Agent for the ratable benefit of the Holders of the Notes against, all or any part of the Secured Obligations in such order as the Trustee shall elect. Any surplus of such cash or cash proceeds held by the Trustee or the Escrow Agent and remaining after payment in full of all the Secured Obligations and the reasonable out-of-pocket costs and expenses incurred by and amounts payable to the Trustee or the Escrow Agent hereunder or under the Indenture shall be paid over to the Company or as a court of competent jurisdiction shall direct in writing.

4.
Representations and Warranties.

        4.1    Representation and Warranties of the Company.    The Company hereby represents and warrants that:

          (a)   The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

          (b)   This Agreement has been duly and validly authorized, executed and delivered by the Company and (assuming due authorization, execution and delivery by the Initial Purchasers, the Trustee and the Escrow Agent) constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforceability is considered in a proceeding at law or in equity), and except that rights to indemnification and contribution thereunder may be limited by public policy relating thereto.

          (c)   The execution, delivery and performance of this Agreement by the Company will not conflict with or result in a breach or violation of any of the terms or provisions of, impose any lien, charge or encumbrance (except as contemplated by this Agreement) upon any property or assets of the Company pursuant to, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement, license or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, nor will such actions result in any violation of the provisions of the charter or bylaws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets.

          (d)   Other than as described in the Offering Memorandum, dated August 5, 2004, relating to the Notes, as supplemented by the Offering Memorandum Supplement, dated August 18, 2004, no consent, approval, authorization or order of, or filing, registration or qualification with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement by the Company, other than filings of UCC financing statements.

          (e)   There are no legal or governmental proceedings pending to which the Company is a party or of which any property or assets of the Company is the subject which, if determined adversely to the Company would reasonably be expected to have a material adverse effect on the operations, management, financial position, results of operations, business or prospects of the Company, and to the Company's knowledge, no such proceedings have been threatened by governmental authorities or others.

          (f)    The Company has not taken, and will not take, any action that might cause the pledge of the Collateral pursuant to this Agreement to violate Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System.

          (g)   Upon the delivery to the Escrow Agent of the Collateral in the Proceeds Account and the filing of UCC financing statements with the Secretary of State of the State of Delaware and the Secretary of State of the State of New York, the Trustee will have a valid, duly perfected first priority security interest in such Collateral, as security for the payment and performance of the Secured Obligations for the benefit of the Trustee and the Holders of the Notes, and enforceable as such against all creditors of the Company and any Persons purporting to purchase any of such Collateral from the Company. The actions, recordings and filings described in the immediately preceding sentence are the only actions, recordings and filings necessary to publish notice of and perfect the rights of the Trustee in all of such Collateral.

          (h)   Concurrently with the execution and delivery of this Agreement, the amount of $198,077,777.78, which consists of (i) $196,250,000 in net cash proceeds from the sale of the Notes and (ii) $2,411,111.18 of additional cash, has been deposited by or on behalf of the Company into the Proceeds Account.

          (i)    The Escrowed Funds are sufficient to make any payment that may be required under Section 3.3 hereof.

        4.2    Indemnity.    The Company shall indemnify and hold harmless the Trustee, the Escrow Agent and their respective directors, officers, agents and employees, from and against any and all claims, actions, obligations, damages, losses, liabilities and expenses, including, without limitation, defense costs, investigative fees and costs, reasonable legal fees and claims for damages incurred in any action or proceeding between the parties hereto or in disputes with third parties or otherwise, arising from or in connection with the Trustee's and/or the Escrow Agent's acceptance of, or performance under, this Agreement, except to the extent that such liability, expense or claim is directly attributable to the gross negligence, willful misconduct or bad faith of the Trustee or the Escrow Agent.

        4.3    Termination.    This Agreement shall automatically terminate upon (a) the release of all of the Collateral pursuant to Section 3.1 hereof or (b) the payment and performance in full in immediately available funds of the Secured Obligations. The provisions of Section 4.2, Section 5.1 and Article 6 hereof shall survive any termination or discharge or satisfaction of this Agreement as well as the resignation or removal of the Trustee or the Escrow Agent.

5.
Escrow Agent.

        5.1    Limitation of the Escrow Agent's Liability; Responsibilities of the Escrow Agent.

          (a)   Except as otherwise provided herein, the Escrow Agent's responsibility and liability under this Agreement shall be limited as follows: (i) the Escrow Agent does not represent, warrant or guaranty to the Trustee or the Holders of the Notes from time to time the performance of the Company; (ii) the Escrow Agent shall have no responsibility to the Company, the Initial Purchasers, the Holders of the Notes or the Trustee from time to time as a consequence of the performance or non-performance by the Escrow Agent hereunder, except for any bad faith, gross negligence or willful misconduct of the Escrow Agent; (iii) the Company and the Initial Purchasers shall remain solely responsible for all aspects of their respective businesses and conduct; and (iv) the Escrow Agent is not obligated to supervise, inspect or inform the Company, the Initial Purchasers or any third party of any matter referred to in this Section 5.1(a). In no event shall the Escrow Agent be liable for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Company or the Initial Purchasers or any entity acting on their behalf delivered in accordance with the terms hereof. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to lost profits).

          (b)   No implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent, nor shall the Escrow Agent be bound by the provisions of any agreement beyond the specific terms hereof. Specifically and without limiting the foregoing, the Escrow Agent shall in no event have any liability in connection with its investment, reinvestment or liquidation, in good faith and in accordance with the terms hereof, of any funds held by it hereunder, including without any limitation any liability for any delay not resulting from its bad faith, gross negligence or willful misconduct in such investment, reinvestment or liquidation, or any loss of principal or income incident to any such delay.

          (c)   The Escrow Agent shall not be called upon to advise any party as to selling or retaining, or taking or refraining from taking any action with respect to, any securities or other property deposited hereunder.

          (d)   No provision of this Agreement shall require the Escrow Agent to expend its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

          (e)   The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, or any act of God or war).

          (f)    The Escrow Agent may consult with counsel of its own selection and the advice of such counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Escrow Agent may act through its agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

        5.2    Substitution of the Escrow Agent.    The Escrow Agent may resign by giving no less than 30 Business Days' prior written notice to the Company, Lehman Brothers on behalf of the Initial Purchasers and the Trustee. Such resignation shall take effect upon the later to occur of (i) delivery of all funds and any other Collateral maintained by the Escrow Agent hereunder and copies of any books, records, plans and other documents in the Escrow Agent's possession relating to such funds or other Collateral or this Agreement to a successor agent approved by the Company (which approval shall not be unreasonably withheld or delayed) and (ii) the Company, the Initial Purchasers, the Trustee and such successor agent entering into this Agreement or any written successor agreement no less favorable to the interests of the Holders of the Notes and the Trustee than this Agreement and the taking of such other steps as may be necessary to give the successor agent a first priority security interest in the Proceeds Account and any other Collateral, and the Escrow Agent shall thereupon be discharged of any obligations arising under this Agreement after the effective date of such resignation.

        5.3    Fees and Expenses.    The Company will bear the fees payable to the Escrow Agent in connection with its engagement under this Agreement. In addition, the Company will upon demand pay to the Escrow Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel, experts and agents retained by the Escrow Agent that the Escrow Agent may incur in connection with (a) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (b) the exercise or enforcement of any of the rights of the Trustee and the Holders of the Notes hereunder or (c) the failure by the Company to perform or observe any of the provisions hereof.

6.
Miscellaneous.

        6.1    Waiver.    The parties hereto may specifically waive any breach of this Agreement by the other parties, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party, and specifically designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.

        6.2    Invalidity.    If, for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid in a particular case or in all cases, such circumstances shall not have the effect of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid, and the inoperative, unenforceable or invalid provision shall be construed as if it were written so as to effectuate, to the maximum extent possible, the parties' intent.

        6.3    Assignment.    This Agreement shall inure to and be binding upon the parties and their respective successors and permitted assigns; provided, however, that neither the Initial Purchasers nor the Company may assign their rights or obligations hereunder without the express prior written consent of the Trustee. Any such purported assignment in violation of this Section 6.3 shall be null and void.

        6.4    Choice of Law.    The existence, validity, construction, operation and effect of any and all terms and provisions of this Agreement shall be determined in accordance with and governed by the laws of the State of New York, without regard to the principles of choice of law thereof (other than

Section 5-1401 and Section 5-1402 of the New York General Obligations Law). Regardless of any provision in any other agreement, New York shall be the "securities intermediary's jurisdiction" for purposes of Section 9-305 and Section 8-110 of the UCC.

        6.5    Entire Agreement; Amendments.    This Agreement, the Purchase Agreement and the Indenture contain the entire agreement among the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and commitments with respect thereto, whether oral or written; provided, however, that this Agreement is executed and accepted by the Trustee and the Escrow Agent subject to all terms and conditions of the Trustee's acceptance of the trust under the Indenture, as fully as if said terms and conditions were set forth at length herein. This Agreement may be amended only by a writing signed by duly authorized representatives of all parties. The Trustee and the Escrow Agent may execute an amendment to this Agreement only if the requisite consent of the Holders of the Notes required by Section 9.02 of the Indenture has been obtained, unless no such consent is required by such Section 9.01 of the Indenture.

        6.6    Notices.    All notices, requests, instructions, orders and other communications required or permitted to be given or made under this Agreement to a party hereto shall be delivered in writing by hand delivery or overnight delivery, or shall be delivered by facsimile or telephonically with confirmation in writing not more than twenty-four hours following such facsimile or telephonic notice. A notice given in accordance with the preceding sentence shall be deemed to have been duly given upon the sending thereof, except for notice to the Trustee or the Escrow Agent, which shall be deemed given only when received. Notices should be addressed as follows:

    To the Company:

      La Quinta Properties, Inc.
      909 Hidden Ridge, Suite 600
      Irving, Texas 75038
      Attention: General Counsel
      Facsimile No.: (214) 492-6616

    With a copy to:

      La Quinta Corporation
      909 Hidden Ridge, Suite 600
      Irving, Texas 75038
      Attention: General Counsel
      Facsimile No.: (214) 492-6616

    With a copy to:

      Akin Gump Strauss Hauer & Feld LLP
      1700 Pacific Avenue, Suite 4100
      Dallas, Texas 75201
      Attention: Terry M. Schpok, P.C.
      Facsimile No.: (214) 969-4343

    If to the Initial Purchasers to:

      Lehman Brothers Inc.
      Banc of America Securities LLC
      Morgan Stanley & Co. Incorporated
      Wells Fargo Securities, LLC
      CIBC World Markets Corp.
      Calyon Securities (USA) Inc.

      c/o Lehman Brothers Inc.
      745 Seventh Avenue, 19th Floor
      New York, New York 10019
      Attention: John Cokinos
      Facsimile No.: (646) 758-1124)

    With a copy to:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, New York 10153
      Attention: Rod Miller, Esq.
      Facsimile No.: (212) 310-8007

    To Trustee:

      U.S. Bank Trust National Association
      100 Wall Street, Suite 1600
      New York, NY 10005
      Attention: Corporate Trust Services, Ward A. Spooner
      Facsimile No.: (212) 361-6153

    To the Escrow Agent:

      U.S. Bank Trust National Association
      100 Wall Street, Suite 1600
      New York, NY 10005
      Attention: Corporate Trust Services, Ward A. Spooner
      Facsimile No.: (212) 361-6153

    With a copy to:

      Anderson Aquino LLP
      260 Franklin Street
      Boston, MA 02110
      Attention: David T. Anderson, Esq.
      Facsimile No.: (617) 439-0400

or at such other address, facsimile number or phone number as the specified entity most recently may have designated in writing in accordance with this Section 6.6 to the other parties.

        6.7    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

        6.8    Trustee.    In connection with the appointment and in acting hereunder, the Trustee, in its capacity as Trustee, is entitled to all rights, privileges, benefits, immunities, protection and indemnities provided to it under the Indenture.

(Signature Page Follows)

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day first written above.

THE COMPANY:
LA QUINTA PROPERTIES, INC.
By:	/s/ STEVEN J. FLOWERS Name: Steven J. Flowers Title: Vice-President and Treasurer

TRUSTEE:
U.S. BANK TRUST NATIONAL ASSOCIATION
By:	/s/ CHERYL L. CLARKE Name: Cheryl L. Clarke Title: Assistant Vice President
ESCROW AGENT:
U.S. BANK TRUST NATIONAL ASSOCIATION
By:	/s/ CHERYL L. CLARKE Name: Cheryl L. Clarke Title: Assistant Vice President

LEHMAN BROTHERS INC.
By:	/s/ STEPHEN MEHAS Name: Stephen Mehas Title: Managing Director
For itself and as representative of the several Initial Purchasers.

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  Exhibit 10.2
ESCROW AGREEMENT